Exhibit 99.1

FOR IMMEDIATE RELEASE:	Contact:
Sridhar Ganesan, CFO
WorldSpace, Inc.
301-960-2300
sganesan@worldspace.com

Leslie Tullio
For WorldSpace, Inc.
202-775-2672
ltullio@brodeur.com

WORLDSPACE ANNOUNCES SECOND QUARTER 2005 RESULTS

WASHINGTON, DC, September 7, 2005 — WorldSpace, Inc. (NASDAQ: WRSP), one of the world leaders in satellite-based digital radio services, today reported its financial and operating results for the second quarter ended June 30, 2005.

During the second quarter 2005, WorldSpace continued the rollout of its service in key cities in India, including Bangalore, Chennai and Hyderabad. As of June 30, 2005, WorldSpace had acquired 63,930 subscribers. This represented net subscriber additions of 11,427 for the quarter, an increase of 93 percent over the 5,936 subscribers added in second quarter of 2004.

For the second quarter of 2005, WorldSpace reported quarterly revenues of approximately $2.3 million, representing a 21 percent increase compared with revenues of approximately $1.9 million for the second quarter of 2004. Subscriber revenue increased 390 percent to approximately $0.8 million for the second quarter of 2005 compared with subscriber revenue of approximately $0.2 million for the second quarter of 2004.

WorldSpace recorded a net loss for the second quarter 2005 of $22.0 million or $0.95 per share compared with a net loss of $52.3 million or $9.04 per share for the second quarter of 2004. WorldSpace had an EBITDA (earnings before interest income, interest expense, income taxes, depreciation and amortization) of $12.0 million for the second quarter 2005, compared with $10.0 million for the second quarter 2004.

Said Noah Samara, Chairman and Chief Executive Officer of WorldSpace, “The second quarter of 2005 was a critical time for WorldSpace as we prepared for our initial public offering, ramped up our marketing campaign in India and continued planning for the roll-out of services in Western Europe and China – markets where we enjoy a first-mover advantage. We also continued to form strategic partnerships and add new customer-driven content to our satellite radio offerings, especially in India, an under-served and highly attractive market for our products. Lastly, we continued to provide services to U.S. government agencies under existing contracts, all of which position us well for growth and expansion in the year ahead.”

Accelerated Marketing Campaign and Expanded Presence in India

WorldSpace ramped up its marketing campaign in 2005 after receiving funding at the end of last year. During the second quarter of 2005, its blended Cost per Gross Addition (CPGA) was $103, compared with $107 CPGA during the second quarter of 2004. Blended CPGA includes the fully-loaded cost to acquire each new subscriber in India and in our other markets such as western Europe, Africa and the Middle East, and includes Subscriber Acquisition Cost (SAC) and other marketing expenses such as advertising and point of sale materials. India CPGA during the three-month period ended June 30, 2005 was $175, compared with $94 for the second quarter of 2004, representing a significant ramp-up in marketing activities this year. WorldSpace’s blended SAC for the second quarter of 2005 was $2.04 per subscriber, while the India SAC for the three-month period was $11.96 per subscriber.

Improved Liquidity

WorldSpace had total cash and cash equivalents of $83.3 million as of June 30, 2005.

Since then, WorldSpace has raised an additional net amount of approximately $244 million through an Initial Public Offering (IPO) and an investment by XM Satellite Radio Holdings, Inc. (XM). On August 9, 2005, WorldSpace completed its initial public offering of its Class A Common Stock of 11.5 million shares, raising a total of approximately $222 million in net proceeds for WorldSpace. On July 18, 2005, WorldSpace issued to XM 1,562,500 shares of Class A Common Stock for an aggregate purchase price of $25 million. In connection with this transaction, WorldSpace entered into a global satellite radio cooperation agreement with XM pursuant to which the companies agreed to cooperate on receiver technology, terrestrial repeater technology, original equipment manufacturer (OEM) and third-party distribution relationships, content opportunities and new applications and services. In addition, Gary Parsons, the Chairman of the board of directors of XM, was elected to the WorldSpace board of directors. In connection with this transaction, WorldSpace also granted to XM a performance-based warrant to purchase 1,785,714 shares of Class A Common Stock.

Conference Call

WorldSpace will hold a conference call to discuss these results on Wednesday, September 7, 2005, at 4:30 pm Eastern Time. The call will also be available as a webcast, which can be accessed via the company’s website, www.worldspace.com, by following the links to investor relations and webcasts. To participate in the call, please dial 1-800-510-9691, using passcode 38315426; internationally, the call may be accessed by dialing 1-617-614-3453, using the same passcode. The call will be available as an archived webcast beginning approximately one hour after completion in the investor relations section of the company’s website.

Non GAAP Reconciliation

Earnings before interest income, interest expense, income taxes, depreciation and amortization is commonly referred to in our business as “EBITDA.” EBITDA is not a measure of financial performance under generally accepted accounting principles. The Company believes EBITDA is often a useful measure of a company’s operating performance and is a significant basis used by the Company’s management to measure the operating performance of the Company’s business because EBITDA excludes charges for depreciation, amortization and interest expense that have resulted from our debt financings, as well as our provision for income tax expense. Accordingly, the Company believes that EBITDA provides helpful information about the operating performance of its business, apart from the expenses associated with its physical assets or capital structure. EBITDA is frequently used as one of the bases for comparing businesses in the Company’s industry, although the Company’s measure of EBITDA may not be identical to similarly titled measures of other companies. EBITDA does not purport to represent operating income or cash flow from operating activities, as those terms are defined under generally accepted accounting principles, and should not be considered as alternatives to those measurements as an indicator of our performance. A reconciliation of net loss to EBITDA has been provided in this release.

About WorldSpace

With the world’s largest global satellite radio broadcast footprint, WorldSpace is a pioneer of digital audio radio services (DARS) delivered via satellite. Through its subscription-based service, WorldSpace broadcasts news, sports, music, brand name content and education programming. Each of the company’s two geostationary satellites, AfriStarTM and AsiaStarTM, can service three large geographical areas through three beams. Each beam is capable of delivering up to 80 channels of audio programming as well as multimedia, directly to WorldSpace Satellite Radios. WorldSpace’s signal extends to many of the most densely populated parts of the world, including India, China and most of Western Europe. Listeners at home can receive programming through WorldSpace-enabled satellite radios and a purchased subscription.

Forward-looking Statements

This press release may contain certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations or beliefs about future events and financial, political and social trends and assumptions it has made based on information currently available to it. The Company cannot assure that any expectations, forecasts or assumptions made by management in preparing these forward-looking statements will prove accurate, or that any projections will be realized. Such forward-looking statements may be affected by inaccurate assumptions or by known or unknown risks or uncertainties. Actual results may vary materially from those expressed or implied by the statements herein. Forward-looking statements contained herein speak only as of the date of this release. The Company does not undertake any obligation to update or revise publicly any forward-looking statements, whether to reflect new information, future events or otherwise.

	Three Months Ended June 30,		Six Months Ended June 30,
	2005	2004	2005	2004
	(unaudited, in thousands)		(unaudited, in thousands)
STATEMENT OF OPERATIONS DATA:
REVENUE:
Subscriber revenue	$799	$163	$1,596	$309
Equipment revenue	558	491	976	1,221
Other revenue	971	1,224	2,311	3,221

Total revenue	2,328	1,878	4,883	4,751

OPERATING EXPENSES:
Satellite and transmission, programming and other	3,391	3,285	6,869	6,520
Cost of equipment	581	184	1,024	237
Selling, general and administrative	10,985	7,578	21,603	13,265
Stock-based compensation	276	827	987	1,688
Depreciation and amortization	14,702	14,742	29,406	30,341

Total operating expenses	29,935	26,616	59,889	52,051

Loss from Operations	(27,607)	(24,738)	(55,006)	(47,300)

OTHER INCOME (EXPENSE)
Gain on extinguishment of debt	—	—	14,130	—
Interest income	914	109	1,602	214
Interest expense	(2,307)	(27,664)	(5,162)	(54,778)
Other	875	(19)	922	(83)

Loss before income taxes	(28,125)	(52,312)	(43,514)	(101,947)

INCOME TAX BENEFIT	6,105	—	12,243	—

Net loss	$(22,020)	$(52,312)	$(31,271)	$(101,947)

	June 30, 2005	December 31, 2004
	(unaudited)
	(in thousands)
SELECTED BALANCE SHEET DATA:
Cash and cash equivalents	$83,338	$154,362
Restricted cash and investments	8,935	1,775
Satellites and related systems, property and equipment, net	439,267	470,857
Total assets	560,087	649,087
Total debt (including current portion)	155,000	155,000
Contingent royalty obligation	1,814,175	1,814,175
Total liabilities	2,280,052	2,338,493
Total stockholders’ equity	(1,719,965)	(1,689,406)

	Three Months Ended June 30,		Six Months Ended June 30,
	2005	2004	2005	2004
	(unaudited)		(unaudited)
	(in thousands, except per share and subscriber data)
PER SHARE DATA – basic and diluted:
Net loss per share	$(0.95)	$(9.04)	$(1.35)	$(17.62)

Weighted average shares outstanding	23,211	5,785	23,211	5,785

NET SUBSCRIBER ADDITIONS	11,427	5,936	29,660	7,489

India	6,203	1,190	19,598	1,760
Rest of World (ROW)	5,224	4,746	10,062	5,729

TOTAL EOP SUBSCRIBERS	63,930	12,742	63,930	12,742

India	27,933	1,760	27,933	1,760
ROW	35,997	10,712	35,997	10,712

ARPU [1]	$4.39	$4.90	$5.03	$6.68

India	2.35	2.12	2.47	1.78
Rest of World (ROW)	5.95	4.94	6.80	6.96

SAC [2]	$2.04	$0.00	$2.30	$0.00

India	11.96	3.21	10.42	21.43
Rest of World (ROW)	0.00	0.00	0.00	0.00

CPGA [3]	$103	$107	$95	$144

India	175	94	150	147
Rest of World (ROW)	39	129	46	166

Notes

[1]	Average Revenue per Subscriber (ARPU) is derived from the total of monthly earned subscription revenue (net of promotion and rebates) divided by the monthly average number of subscribers for the period reported. ARPU is a measure of operational performance and not a measure of financial performance under generally accepted accounting principles.
[2]	Subscriber Acquisition Cost (SAC) includes the negative margins from equipment sales to end customers, but does not include ongoing loyalty payments to retailers and distribution partners, and payments under revenue sharing arrangements to content providers.
[3]	Cost Per Gross Addition (CPGA) includes amounts in SAC described above, as well as advertising, media and other discretionary marketing expenses, but does not include headcount related to sales and marketing staff.

	Three Months Ended June 30,		Six Months Ended June 30,
	2005	2004	2005	2004
	(unaudited)		(unaudited)
	(in thousands, except per share and subscriber data)
EBITDA reconciliation:
Net loss	$(22,020)	$(52,312)	$(31,271)	$(101,947)
Less: Interest income	(914)	(109)	(1,602)	(214)
Plus: Interest expense	2,307	27,664	5,162	54,778
Less: Income tax benefit	(6,105)	—	(12,243)	—
Plus: Depreciation and amortization	14,702	14,742	29,406	30,341

EBITDA	$(12,030)	$(10,015)	$(10,548)	$(17,042)